PART II - EXHIBIT 23
                                                            --------------------





                               CONSENT OF COUNSEL


         We consent to the incorporation by reference of our opinions contained in Part II, Item 1, "Legal Proceedings", of this Quarterly Report on Form 10-Q of American Brands, Inc. into (a) Post-Effective Amendment No. 4 to the Registration Statement on Form S-8 (Registration No. 33-13363) relating to the Profit-Sharing Plan of American Brands, Inc., the Registration Statement on Form S-8 (Registration No. 33-58865) relating to the 1990 Long-Term Incentive Plan of American Brands, Inc., and the prospectuses related thereto, and (b) the prospectuses related to the Registration Statements on Form S-3 (Registration Nos. 33-50832, 33-42397, 33-23039 and 33-3985) of American Brands, Inc.



                                                 CHADBOURNE & PARKE





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